Exhibit 99.1

For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL TO EXPAND TO ARIZONA
Jack Barry to Launch Arizona Initiative

St. Louis, October 10, 2007. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it intends to expand its banking and wealth management businesses to Phoenix, Arizona, pending approval of an application to be filed for a de novo banking charter with the Arizona Department of Financial Institutions.

In a related announcement, Enterprise reported that Jack Barry, previously Executive Vice President and Market Leader for M&I Bank in Phoenix for the past five years, will lead Enterprise's entry into the Phoenix market. Barry, 51, opened Southwest Bank's offices in Phoenix in 2000. Southwest’s parent, Mississippi Valley Bancshares, was subsequently acquired by M&I in 2002. At M&I, Barry was responsible for all commercial banking operations in the Phoenix area. Prior to joining Southwest, Barry had worked with senior Enterprise Bank & Trust executives Steve Marsh and Peter Benoist at Southwest and Mark Twain banks, respectively, in St. Louis.

In addition to his responsibilities as President and CEO of the proposed new Enterprise bank in Phoenix, Barry has also been named Executive Vice President of Enterprise Bank & Trust and will serve on the CEO Cabinet, Senior Management group and Executive Loan Committee. He will report to Peter Benoist, Chairman and CEO of EFSC's banking division.

Kevin C. Eichner, President and CEO of Enterprise Financial, said, "We have been exploring a third urban market for some time as part of our company's growth strategy, but have consistently indicated that we would not enter a new market without strong local leadership and support. Jack Barry is precisely the type of executive we have been looking for to bring our special brand of banking and wealth management to Arizona. He is highly regarded in Phoenix and we believe he will be very effective at recruiting additional talent and a cadre of local investors and board members to help us establish our operations there. He is very familiar with our culture and business style and we look forward to enfranchising his considerable capabilities on our behalf."

Enterprise plans to invest 80% of the required capital for the start-up bank and to bring in the remaining 20% from the Arizona bank management and local investors, some of whom will serve as founders and board members. This model is similar to the one EFSC used when it was initially chartered in St. Louis in 1988.

Exhibit 99.1

Barry, who will be one of the initial investors, said, "I have enjoyed a very rewarding career at M&I, but the opportunity to join Peter, Steve, Kevin and their exceptional team in forming a bank in which I will have a significant personal stake in this great market was very appealing. I also look forward to playing a role on the senior management team of EFSC, which has compiled a remarkable record of success in its banking and wealth management businesses in St. Louis and Kansas City. I believe the Phoenix market will respond well to the combination of EFSC capabilities and the local leadership we will bring to the table."

The company indicated that Barry will initially form a loan production office and will begin operations as soon as practical. Current plans call for a location in the West Valley to be followed by a second location in the metropolitan Phoenix market sometime in 2009. Preliminary projections indicate that EFSC expects its Arizona operations to be $.05 to $.08 dilutive in 2008, breakeven in 2009, and accretive to earnings per share in 2010.

"With Jack Barry and some of the great people we have already had a chance to meet in Phoenix, we are very enthused about our prospects", said Peter Benoist, Chairman and CEO of Enterprise's banking operations and Chairman of the EFSC Board. "I have known Jack Barry for many years and believe him to be among just a handful of people to whom we would entrust an important initiative like this one. He's a winner, and we expect our Phoenix business to add materially to our growth and profitability over the next several years. He and his team will have access to all of our systems as well as our full credit authority from day one to establish our presence in this extraordinary market," he added.

Enterprise Financial operates commercial banking and wealth management businesses mostly in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

#     #     #

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2006 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.